EXHIBIT 99.3

Lexington Realty Trust –TRANSCRIPT

Q3 2021 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President and Chief Investment Officer

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Third Quarter 2021 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Third Quarter 2021 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

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On today’s call, Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Brendan Mullinix, CIO, will provide a recent business update and commentary on third quarter results. Executive Vice Presidents Lara Johnson and James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. Our third quarter results were strong in all areas of our business. We have transformed the company’s portfolio, delivered revenue and Adjusted Company FFO above consensus, produced strong underlying portfolio performance, and increased the dividend by 11.6%.

With 95% of our gross assets now industrial, we have substantially completed our portfolio transformation to a predominately single-tenant, industrial REIT. In addition, we are executing on a number of value enhancing initiatives, including pursuing prudent external growth, active asset management, and continuing our disciplined capital allocation.

Our portfolio continues to benefit from healthy fundamentals in the industrial sector, including strong leasing demand and rental growth. Tenant leasing velocity is being driven by the need to improve supply chain efficiency as transportation costs rise, resulting in a greater desire for additional space to house inventory. Demand is still outpacing supply, with vacancy at an all-time low, leading to rental rates continuing to rise across the country. Class A warehouse/distribution space in our target markets is benefitting from all these trends. In short, it is a great time to be an industrial real estate company with top quality assets.

Our robust third quarter leasing activity is certainly reflective of the strength of our target markets. With 2.6 million square feet of space leased in the quarter, we raised our stabilized leased portfolio 110 basis points to 98.9% and increased Base and Cash Base industrial rents on extensions and new leases 6.5% and 4.7%, respectively. Further, for the nine months ended September 30th, we raised Base and Cash Base industrial rents on extensions and new leases 10.3% and 7.0%, respectively. Average rent per square foot in our warehouse/distribution portfolio is $3.97, which we view as 6-8% below market as market rents continue to grow considerably faster than the escalations built into our leases. And we note, rents in our target markets have grown on average approximately 8% over the last year.

Our strategy to purchase vacancy to produce higher stabilized yields is proving successful as evidenced by some notable third quarter leasing activity. We secured a five and a half year lease with a new tenant who will occupy the 195,000 square foot vacant property that we recently purchased in the Greenville/Spartanburg market as part of a four-property industrial portfolio acquisition. The lease term includes 2.75% annual rental escalations and the lease produces an initial stabilized yield of 5.3% for the property. Additionally, we leased 68,000 square feet of available space to a new tenant at our Lakeland, Florida warehouse/distribution facility for five years, increasing the building’s occupancy from 53% to 84%. The starting rent is $5.70 per square foot with 3% annual escalations.

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Other significant leasing outcomes during the quarter that resulted in an increase to Cash Base rent over the prior lease term included, a five year lease with 3% annual escalations at our 640,000 square foot Statesville, North Carolina warehouse/distribution facility and a three year lease with two and a quarter percent annual escalations at our 1.2 million square foot Olive Branch, Mississippi warehouse/distribution facility.

Subsequent to quarter end, we had a huge success at our 908,000 square foot spec development facility in Fairburn, Georgia, executing a seven year lease with 3% annual escalations and bringing the stabilized yield to 7.2%, excluding our partner promote, which was well above our underwriting assumptions. This lease illustrates the value creation that our development pipeline is now delivering. We currently have four spec development projects in process, two of which we added during the third quarter, with an estimated total project cost of $358 million dollars and $270 million dollars left to fund. Speculative development and the purchase of non-stabilized properties continue to be a principal focus of our investment strategy and highlight how our platform, market presence, and warehouse/distribution focus are creating shareholder value.

On the purchase front, we acquired $135 million dollars of Class A warehouse/distribution product during the quarter, with an additional $76 million dollars purchased subsequently, and we currently have a sizeable pipeline under review. Brendan will discuss investment activity and the development pipeline in greater detail shortly.

Moving to dispositions, our sales volume as of September 30th totaled $219 million dollars at average GAAP and cash cap rates of 7.6% and 7.9%, respectively. We sold an additional $25 million dollars after quarter-end and have two other properties under contract to sell for $29 million dollars. As we focus our strategy on acquiring and developing modern Class A warehouse/distribution facilities, we continue to view our manufacturing and cold storage portfolio as a potential source of capital for redeployment.

With the sale of our non-industrial properties substantially complete, our Board announced a dividend increase that bring our payout ratio more in-line with our peers after several years of focusing more on retaining cash flow and maintaining a low payout ratio during this period of intensive capital recycling. The new declared quarterly common share dividend, which will be paid in the first quarter of 2022, will be $0.12 per share, representing an 11.6% increase over the prior quarterly dividend. Our intent to grow the dividend annually moving forward reflects our confidence in the direction of market rent growth and our opportunity to raise future rents.

On the ESG front, I’d like to highlight how pleased we are to have earned the first-place ranking for U.S. industrial listed companies in our first 2021 GRESB assessment. ESG is an ongoing priority for us, and we continue to enhance and strengthen our program. We encourage you to review our most recent ESG disclosures, which highlights many of our 2021 ESG achievements and initiatives.

In closing, by transforming LXP into a predominately single-tenant industrial REIT, we have created a much stronger, more valuable portfolio. The compelling growth opportunities we see

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ahead of us position us well to continue to drive meaningful long-term financial performance and enhanced shareholder returns.

With that, I’ll turn the call over to Brendan to discuss investment activity.

Brendan Mullinix:

Thanks, Will. Starting with acquisitions, during the third quarter we purchased five warehouse/distribution assets spanning 1.3 million square feet for $135 million dollars at average GAAP and cash stabilized cap rates of 4.9 and 4.6%, respectively. We briefly discussed the four-property portfolio located in Greenville/Spartanburg on last quarter’s call. We purchased that portfolio with a vacant property, which we leased up shortly after our second quarter call. Echoing Will, this success demonstrates the value of our strategy of acquiring vacancy in strong markets where we can utilize our market knowledge and expertise to enhance yield.

We also acquired a 293,000 square foot stabilized warehouse/distribution facility in Columbus, Ohio, a primary distribution market in the central U.S. This facility is a recent build occupied by two tenants with a weighted-average lease term of seven years and average annual rental escalations of 2.5%.

Subsequent to quarter close, we purchased a three-property, 878,000 square foot portfolio in the Whiteland submarket of Indianapolis. Indianapolis is a market we’ve made a commitment to for several reasons, including its central location and population reach, extensive highway, air, and rail systems, deep labor pool, business-friendly government, and its access to the second largest FedEx hub in the world. The three properties, all recently constructed, sit along I-65 in the Whiteland Exchange Business Park.

On the development front, we acquired two land sites during the quarter that when completed, will comprise five buildings, three in the Greenville/Spartanburg market and two in Phoenix. The 234-acre site in Greenville/Spartanburg is in the Smith Farms Industrial Park, where we own two other warehouse/distribution facilities. Upon completion, which will be staggered in the first half of 2022, the three buildings will total roughly 1.9 million square feet. The estimated development cost of this project is approximately $133 million dollars with estimated stabilized cash yields projected to be in the low to mid 5% range.

The Phoenix project is a 57-acre site in the Goodyear submarket along the Southwest Valley’s Loop 303 industrial hub. Upon completion, the project will consist of two Class A warehouse/distribution facilities totaling 880,000 square feet. The site is in PV303, the submarket’s premier master planned business park that is highly desirable for corporate users. Like the Greenville/Spartanburg project, the facilities will have varying deliveries in the first half of 2022. The estimated development cost is approximately $84 million dollars with estimated stabilized cash yields forecasted to be in the high 4% range.

Phoenix is an area where we’ve been growing significantly in recent years, and as a result, we’ve built a deep knowledge and expertise in this very strong market. Currently, we have 2.4 million square feet of Modern Class A industrial space in Phoenix, and more specifically, two million

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square feet in Goodyear, and will further increase our footprint there with the completion of this development project. This square footage also includes our build-to-suit that is largely complete, with the tenant already occupying and operating in most of the space. We have observed record-breaking activity and continue to like the market’s strong fundamentals driven by Phoenix’s fast growing population, its moderate operating costs, low taxes, affordable labor, and proximity to major markets such as Los Angeles, San Diego, and Las Vegas.

We’ll continue to provide regular updates on the progress of these projects, which we believe provide a very attractive risk-return profile. With that, I’ll turn the call over to Beth to discuss financial results.

Beth Boulerice:

Thanks, Brendan. During the third quarter, we produced Adjusted Company FFO of roughly $54 million dollars, or $0.19 cents per diluted common share. Today we announced an increase to both the low and top end of our Adjusted Company FFO guidance range to a new range of $0.75 to $0.78 cents per diluted common share. The revised range considers the timing of acquisitions and dispositions and positive leasing outcomes.

Revenues for the quarter were approximately $83 million dollars with property operating expenses of just over $11 million dollars, of which 84% was attributable to tenant reimbursements.

G&A for the quarter was $8.4 million dollars and we expect 2021 G&A to be within a range of $33 to $36 million dollars.

Our same-store portfolio was 98.7% leased at quarter end with overall same-store NOI increasing 0.7%, which would have been approximately 1.9%, excluding single-tenant vacancy. Industrial same-store NOI increased 1.2% and would have been 2.5%, excluding single-tenant vacancy. At quarter-end, approximately 90% of our industrial portfolio leases had escalations with an average rate of 2.6%.

Our company’s balance sheet remains solid, with net debt to Adjusted EBITDA of 5.4x at quarter end and unencumbered NOI at 91.5%.

During the quarter, we issued $400 million dollars of Senior Notes due in 2031 with an attractive rate of 2.375%. The net proceeds and cash on hand were used to fully redeem our 4.25% Senior Notes due in 2023 and repay the outstanding balance under our revolving credit facility.

Consolidated debt outstanding as of September 30th was approximately $1.5 billion dollars with a weighted-average interest rate of approximately 2.9% and a weighted-average term of about eight years.

Finally, during the quarter, we settled 3.9 million common shares previously sold on a forward basis, leaving $240 million dollars, or 20.8 million common shares, of unsettled common share contracts available at quarter end. The contracts mature at various dates, with the majority of these contracts maturing in May 2022.

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With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct the question and answer

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

Our first question comes from

Operator:

Thank you. [Operator Instructions]

Our first question today comes from Elvis Rodriguez from Bank of America (BofA Securities, Research Division). Please go ahead, Elvis. Your line is now open.

Elvis Rodriguez:

Hi, good morning. And thank you for taking the question. My first question is you didn't -- Will, you didn't comment on the call on the letter you shared with shareholders from Land and Buildings, but perhaps you can give us an update on any subsequent conversations you've had with that investor or any strategic changes you're making as a result of that letter. Thanks.

T. Wilson Eglin:

Well, generally speaking, we don't talk specifically about discussions that we're having with any individual shareholder. I think the letter sort of speaks for itself. There were some matters that were brought up to us from a shareholder, where we felt like it was important to the other shareholders of the company that we make them aware of those matters and be able to find out what they were thinking. And that was fruitful.

And, candidly, the opportunity to communicate with shareholders in letter form was a wonderful opportunity for us to tell a great story around the company and highlight the benefits of executing this transformation out of office and into industrial, how much value that's unlocked, and the great prospects that we have in the business.

So, from a corporate communication standpoint, we viewed that as a gift, and I think we took full advantage. So, to be clear, I think we've unlocked a lot of shareholder value. We're creating a lot of shareholder value at the moment, and we have very good prospects going forward to create shareholder value. We're well aware that there are many different paths to doing that. And we're open-minded about all of them.

Elvis Rodriguez:

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Great. Thanks Will. And on your disclosure, you share GAAP same-store NOI for both the industry and the office portfolio, but you don't do it on a cash basis. Are you able to share what the cash same-store NOI is for the industrial portfolio in 3Q, and should we see that get better over time?

Beth Boulerice:

Hey, Elvis. This is Beth. What we're showing on our disclosure is on a cash basis, actually.

Elvis Rodriguez:

No, I see it on a cash basis, but it says consolidated. But then on the other side, you see same-store NOI components, are those GAAP or cash?

Beth Boulerice:

Those are cash.

Elvis Rodriguez:

Okay. Great. And then -- so just to dig in a little bit there, 1.2% is well below your peers. Is there anything different from your portfolio or your markets that you can share relative to your industrial peers that are posting in the mid-single-digit cash same-store NOI growth?

Beth Boulerice:

Well, really for now the 1.2% is really a result of the fact that we had one property in Statesville that was vacant for most of the time. So if you take that property out, it was going to -- it was about 2.5%. So, it's a little better than the 1.2%.

T. Wilson Eglin:

Yeah. The one comment I would add is that we do have longer weighted-average lease term than others. So, our mark-to-market is slower. We have a big window of lease rollover in sort of 2024 to 2027 where that'll change, but we're not in that part of the cycle yet.

Elvis Rodriguez:

Great. Yeah. And the rent escalators should help as well in the future, given those increasing over time. But, thank you. I appreciate the additional color.

T. Wilson Eglin

Sure. Thank you.

Operator:

Thank you. [Operator Instructions]

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Our next question comes from Craig Mailman from KeyBanc Capital Markets (KeyBanc Capital Markets Inc., Research Division). Please go ahead, Craig. Your line is now open.

Craig Mailman:

Hey, good morning everybody. Maybe just to follow up on Elvis's first question. Will, I guess to ask it more pointedly, have you guys hired a financial advisor?

T. Wilson Eglin:

We're well-advised in a number of aspects of our business, but we wouldn't have any further commentary on that.

Craig Mailman:

Okay. I mean, what would push the board to run a full process? I mean, are you guys getting any more shareholder commentary in, in kind of supportive of Land and Buildings kind of proposals, or are you guys just going to wait until possibly you get a reverse inquiry to kind of price discovery?

T. Wilson Eglin:

I'm not aware of any shareholder that's sort of reached out in support of that. I think my view is that, as I said earlier, we have a lot of opportunity to create shareholder value. There's a number of options available to us at the moment, we're open-minded about all of them. And I think that that's candidly a fair answer to the question.

Craig Mailman:

Okay. No, I agree. Just separately, you kind of laid out the 6% to 8% embedded mark-to-market, but you noted that you can't get at it until the window opens around 2024. I mean, do you feel like that mark-to-market -- or where do you expected that could go, given the trajectory in cash rents in your markets often it may be by the escalators that would eat into some of that.

T. Wilson Eglin

Well, that window of heavy rollover, right? I mean, if we go through that period where market rents are, let's say 20% or 25% higher than they are at the moment, that's a transformative period of time for the company. I said in my comments that rents in our markets have grown 8% in the last 12 months. We think the next 12 months are probably equally strong, then it gets a little bit harder to forecast, but we're in an excellent position in -- across our markets with respect to rent growth.

And you're right, we don't have the same rollover at the moment that others do. But the escalation structures are improving in new leases, and where we have rollover we're able to push rents. And I think we're going to have pricing power for quite a while.

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Craig Mailman:

And if you kind of bucket the portfolio, right, you guys have the warehouse then, maybe of that 20% you talked about last quarter of manufacturing and cold storage. How much is there a significant difference in the mark-to-market if you were to pare some of those other assets over time? Like what's the growth differential in the 80 versus the 20?

T. Wilson Eglin:

It's hard to quantify exactly, but it's much, much better in the warehouse distribution portfolio. And that's why we're focusing our growth activities in that space versus the more yielding and more risky industrial asset classes, at least from a residual value perspective.

Craig Mailman:

And then just one last one for me, you noted the 7.2% yield on the lease-up of the spec development. How much of that goes back to the developer in the form of a promote? Like how big a promoter you guys give into developer to win the bids, to get some of these assets.

T. Wilson Eglin:

Brendan, do you want to walk through some of the math on that one?

Brendan Mullinix:

Yeah. So, you are correct. We are developing in joint venture, which includes the tier promotes over certain IRR hurdles. For competitive reasons, we don't disclose the specifics of those. With Fairburn, the lease is very recent. It's a little early to speculate as to promote. It's not been negotiated yet with our development partner. So what we'll do is we'll establish a market value between us and that it gets run through a hierarchy calculations. So, while I don't have a post – promote, post -- promote yield to share with you today in advance of those negotiations being completed. The post promote yield is still going to represent an attractive spread to where we're seeing pricing the acquisition market for stabilized assets. So, we're seeing a lot of value creation there.

Craig Mailman:

Great. Thank you.

Operator:

Our next question today comes from Sheila McGrath from Evercore (Evercore ISI, Research Division). Please go ahead, Sheila. Your line is now open.

Sheila McGrath:

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Yes. I have two questions. First, any markets that you're monitoring for excess supply right now? And second, Will, you have differentiated your way of onboarding new industrial product with these merchant builders, how much yield benefit do you think you're getting from this structure versus buying stabilized assets?

T. Wilson Eglin:

Maybe James, I'll ask you to give any commentary, if you feel like we're seeing it oversupply anywhere.

James Dudley:

Sure. So, I think the oversupply piece is really more of a submarket conversation. It's hard to generalize market by market, because there are high supply markets that have very tight submarkets. DFW and Atlanta have huge amounts of supply coming on. The latest report from Cushman & Wakefield on DFW had 45 million square feet under construction, 40 million square feet in Atlanta under construction, but at the same time, there's also a huge amount of net absorption that's happening. DFW at almost 24 million and Atlanta at 24 million. So, the absorption seems to continue to keep up with the construction. However, there may be periods of lag in specific submarkets within those markets that you're going to see the supply demand dynamic get a little bit out of whack for a short period of time, but there continues to be an incredible amount of demand for the space.

T. Wilson Eglin:

And with respect to the spread between stabilized post promote development yields and purchases, that's sort of in the 100 to 150 basis point area, depending on market transaction, et cetera. So that's a -- yeah, that's a good spread and a good opportunity for us to capture value in that part of our business.

Sheila McGrath:

And Will, as a follow-up, maybe you could just describe some of the industrial peers focus on the development profit. Any other benefits to you pursuing development in this structure even though you lose the opportunity on the developer profit.

T. Wilson Eglin:

Yeah. I think, the benefits are that we don't have a huge amount of cost or overhead on our balance sheet. And the projects that come to us are essentially shovel, right, shovel ready. So, we're not in the business at the moment of going out and purchasing raw land and titling it, et cetera. So, it gives us this flexibility in terms of reducing activities if the market cycle changes and in the meantime, it's very good from a capital allocation standpoint compared to sort of straight acquisitions.

Sheila McGrath:

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Okay. Thank you.

Operator:

Our next question today is a follow-up question from Elvis Rodriguez from Bank of America. Please go ahead, Elvis. Your line is now open.

Elvis Rodriguez:

Hi, thank you. Thank you for taking the additional questions. On your rent escalators, I think you commented 2.6% on the industrial portfolio. Is that for the whole portfolio? Or just a percentage, and sorry if I missed that.

Beth Boulerice:

That's for the whole industrial portfolio.

Elvis Rodriguez:

And then as you think about capital allocation and you think about developments, buying new assets versus maybe buying back your stock, how do you think about your stock possibly trading, call it in the 5%-plus implied cap rate, but you're investing in the low 4%s on some of your developments, for example, Phoenix, how do you think about capital allocation from that perspective?

T. Wilson Eglin:

The development and purchasing sort of non-stabilized real estate is the best use of capital. We have disposition proceeds where we're trying to manage our tax basis by reinvesting via a 1031 exchange. So, in those areas, our business development and the non-stabilized real estate, right, we could produce deals that above -- that are both where we can buy fully stabilized real estate. And obviously, there's an arbitrage between producing that higher stabilized yield and where those assets would get revalued in the private markets. So that aspect of our businesses is working well for us.

Elvis Rodriguez:

And Will, just one more because it's just not a lot of clarity on market cap rates for cold storage and light manufacturing. Are you able to share where you think those assets in your portfolio would trade today?

T. Wilson Eglin:

It's tricky with the manufacturing piece, because the market is not deep there, especially for a portfolio that has -- maybe relatively shorter weighted average lease term compared what you might think market cap rates are. But overall, and there's difference between relatively new cold storage and older manufacturing and light manufacturing and those portfolios of ours are over,

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right, over 20 years old. So, I would think it's a few hundred basis point premium to the cap rate that you might be as to peg our warehouse and distribution portfolio.

Elvis Rodriguez:

Great. Thank you.

Operator:

Our next question today comes from Jon Petersen from Jefferies (Jefferies LLC, Research Division). Please go ahead, Jon. Your line is now open.

Jon Petersen:

Great. Thanks. Good morning, guys.

T. Wilson Eglin:

Hey, Jon.

Jon Petersen:

On -- hey. On the office portfolio, I don't think anybody's asked you guys about 1701 Market Street yet. Just curious if we can get any update there. And what you think the timing is, and how we should just think about the cadence and the cap rate on the office disposition through 2022?

T. Wilson Eglin:

Sure. Lara?

Lara Johnson

Sure. So, as Will pointed out in the prepared remarks, we have executed on three sales in Q3. We have two additional properties under contract and visibility to potentially one or two more this year. We do still hope to be fully out of office next year, 1701 Market will be among our primary focuses in 2022. We expect when office tenants are back and Philadelphia is more lively that we will have a successful outcome there. So, I expect early in 2022 that we'll launch a full-blown marketing effort there and endeavor to sell, or prepare the office space for lease on that asset.

Jon Petersen:

Okay. And then on the joint -- the office joint venture that you have, where you have a 20% ownership, can you guys just remind us of how we should think about that trending over the next few years. If I remember correctly, you expected to kind of sell that -- there might be some properties that were sold down over time. And just curious as your partner have -- like, is it in a fund that has an expiration date, just curious as we think over the next few years, how we should think about that portfolio?

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Lara Johnson:

Sure. So, that portfolio originally had 21 assets. There are 15 now. The year-to-date NOI a little over $37 million and the portfolio -- together with a joint venture partner, we continue to evaluate assets for sale. And we'll be selling those assets as opportunities arise and the markets right for putting them into it.

Jon Petersen:

Any commentary on where -- on the properties that you have sold, like where the valuations came out on sale versus where they were when you contributed them into the JV?

Lara Johnson:

So far we've had very favorable outcomes on sale and we're timing notes sales when market dynamics will provide for upside relative to the contribution value.

Jon Petersen:

Got it. All right. That's helpful. Thank you.

T. Wilson Eglin:

Thanks Jon.

Operator:

[Operator Instructions]

We currently have no further questions. So, I'll hand the call back to Will Eglin for any closing remarks.

T. Wilson Eglin:

Once again, we appreciate everyone joining us this morning. It was a great quarter for Lexington. Please visit our website or contact Heather Gentry, if you would like to receive our quarterly materials. And in addition as always, you may contact me or the other members of our senior management team with any questions. Thanks again for joining us, and have a great day.

Operator:

This now concludes today's call. You may now disconnect your lines.

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